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                             EXHIBIT 10.7

                     FORM OF MANAGEMENT CONTRACT

DATE

Dear NAME:

      Rochester Telephone Corporation ("RTC"), as defined in Paragraph 7(a) hereof, a New York corporation, considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of RTC, its shareholders and its ratepayers. In this connection, RTC recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of RTC and its shareholders. Accordingly, the Board of Directors of RTC (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of RTC's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of RTC. In particular, the Board believes it important, should RTC or its shareholders receive a proposal for transfer of control of RTC, that you be able to assess and advise the Board whether such proposal would be in the best interests of RTC and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

      In order to induce you to remain in the employ of RTC, this letter agreement, which has been approved by the Board, sets forth the severance benefits which RTC agrees will be provided to you in the event your employment with RTC is terminated subsequent to a "Change in Control" of RTC under the circumstances described below.

      1.   Agreement to Provide Services; Right to Terminate.

           a. Except as otherwise provided herein, RTC or you may terminate your employment at any time, subject to RTC's providing the benefits hereinafter specified in accordance with the terms hereof.

           b. In the event a tender offer or an exchange offer is made by a person (which shall include any individual, corporation, partnership, group, association or other "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) for 30% or more of RTC's then outstanding Common Stock, or in the event any person (as hereinbefore defined) announces an intention or proposal to commence, or actually commences, a proxy fight which could result in the Incumbent
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                  Board (as that term is defined in Paragraph
                  3(a)(iv) hereof) ceasing to constitute at least a majority thereof, you agree that you will not leave the employ of RTC (other than as a result of Disability or Retirement) and will render the services contemplated in the recitals to this Agreement until such tender offer, exchange offer or proxy fight has been abandoned or terminated or a Change in Control of RTC, as defined in Paragraph 3(a) hereof, has occurred.

           c. In the event any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) publicly announces an intention or proposal to consolidate or merge with RTC, to obtain by purchase, lease or any other form of transfer all or substantially all of the assets of RTC, or to effect a liquidation or dissolution of RTC, you agree that you will not leave the employ of RTC (other than as a result of Disability or Retirement) and will render the services contemplated in the recitals to this Agreement for the reasonable duration of the previously mentioned event or until such event has been abandoned or terminated or a Change in Control of RTC, as defined in Paragraph 3(a) hereof, has occurred.

           d. Following a Change in Control as defined in Paragraph 3(a), you agree to provide services to RTC or its successor for a minimum of three years. Such services shall be of authority and responsibility substantially commensurate to those you provided immediately before the Change in Control.

      2.   Term

           This Agreement shall remain in effect unless terminated upon sixty (60) days prior written notice delivered by one party to the other party, except that:

           a.     this Agreement shall terminate immediately

                  i.    upon the termination of your active
                        employment with RTC based on your death,
                        Retirement (as defined in Paragraph 3(b)
                        hereof), or Disability (as defined in
                        Paragraph 3(c) hereof), or Voluntary
                        Termination (as defined in Paragraph 3(f)
                        hereof), or for Cause (as defined in
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                        Paragraph 3(d) hereof), or upon your
                        termination of your employment other than
                        (i) for Good Reason (as defined in Paragraph
                        3(e) hereof) or (ii) during the Window
                        Period (as defined in Paragraph 3(g)
                        hereof); or

                  ii. three (3) years from the date of a Change in Control if you have not terminated your employment for Good Reason, and you have not been terminated by RTC other than for Cause, before such time; and

           b. this Agreement may not be terminated subsequent to a Change in Control except as provided in Paragraphs 2(a)(i) and (ii) hereof, or subsequent to a tender offer, exchange offer, proxy fight or announcement of an event (as described in Paragraphs 1(b) and 1(c) hereof) unless and until the offer or proxy fight is abandoned or terminated, or such announcement is abandoned or terminated or the event is given reasonable time to occur, or a Change in Control occurs (and if such a Change in Control occurs this Agreement may be terminated only as provided in Paragraphs 2(a)(i) and (ii) hereof).

      3.   Definitions

           Whenever used in this Agreement, the following terms shall have the meanings set forth below:

           a. "Change in Control" shall be deemed to have occurred if

                  i.    there shall be consummated

                        A.   any consolidation or merger of RTC in
                             which RTC is not the continuing or
                             surviving corporation or pursuant to
                             which any shares of RTC's Common Stock
                             are to be converted into cash,
                             securities or other property, provided
                             that, the consolidation or merger is
                             not with a corporation which was a
                             wholly-owned subsidiary of RTC
                             immediately before the consolidation or
                             merger; or

                        B.   any sale, lease, exchange or other
                             transfer (in one transaction or a
                             series of related transactions) of all,
                             or substantially all, of the assets of
                             RTC; or

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                  ii.   the stockholders of RTC approve any plan or
                        proposal for the liquidation or dissolution of RTC; or

                  iii. any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
                        Act), directly or indirectly, of 30% or more of RTC's then outstanding Common Stock, provided that, such person shall not be a wholly-owned subsidiary of RTC immediately before it becomes such 30% beneficial owner; or

                  iv. individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by RTC's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of RTC in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (iv), considered as though such person were a member of the Incumbent Board.

           b. "Retirement" means a voluntary or involuntary termination of employment after age 65 or any voluntary termination at age 65 or earlier that entitles you to receive a normal or early retirement service pension under Sections 5.1 through 5.3 of the RTC Management Pension Plan (or any successor or substitute plan or plans of RTC put into effect prior to a Change in Control).

           c. "Disability" means a physical or mental condition which permanently prevents you from satisfactorily performing your usual duties for RTC. In the event RTC asserts that you are disabled for the purposes of this Agreement and you challenge that assertion, you shall have the right to pursue all legal remedies and you shall be entitled to receive all payments pursuant to Paragraph 9 of this Agreement.

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           d.     "Cause" means (i) the willful and continued
                  failure by you to perform substantially your duties with RTC (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Committee on Management Chairman or the Executive Committee Chairman of RTC's Board of Directors, or RTC's Chief Executive Officer or President, which specifically identifies the manner in which such person believes that you have not substantially performed your duties, or (ii) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to RTC. For the purposes of this paragraph (d), no act, or failure to act, on your part shall be construed as "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interest of RTC.

           e. "Good Reason" means (without your express written consent)

                  i.    the assignment to you of duties and
                        responsibilities materially diminished from your duties and responsibilities with RTC as the same existed immediately prior to a Change in Control (except that you understand that the mere facts that, subsequent to a Change in Control, RTC carries on its business as a subsidiary or division of another company, and/or RTC's Common Stock is no longer publicly traded, are not, in and of themselves, sufficient to constitute Good Reason due to a change in duties); or

                  ii. a reduction by RTC in your base salary as in effect immediately prior to a Change in Control; or

                  iii. any failure by RTC to continue in effect any benefit or incentive plan or arrangement in which you are participating at the time of a Change in Control (except that a replacement plan or arrangement with at least substantially similar terms may be provided to you) unless that plan or arrangement expires in accordance with its terms in effect at the time of a Change in Control or legal requirements; or

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                  iv.   the taking of any action by RTC which would
                        adversely affect your participation in or materially reduce your benefits under any such plan or arrangement or deprive you of any other material benefit (including any miscellaneous benefit which is not represented and protected by a written plan document or a trust) enjoyed by you at the time of a Change in Control; or

                  v. changing your job reporting location to a site more than sixty (60) miles from your job location immediately prior to the Change in Control; or

                  vi. any material breach by RTC of any provision of this Agreement; or

                  vii.  any failure by RTC to comply with and
                        satisfy Paragraph 7(a).

           f. "Voluntary Termination" means you voluntarily terminate your current position with RTC for reasons other than death, Retirement, Disability, Cause or Good Reason. No termination during the Window Period shall be considered a Voluntary Termination.

           g.     "Window Period" means the 30-day period
                  immediately following the first anniversary of a Change in Control.


      4.   Termination Following Change in Control

           a. If a Change in Control shall occur while you are still an active employee of RTC, you shall be entitled to the compensation provided in Paragraph 5 upon the subsequent termination of your employment with RTC by you or by RTC, unless such termination is as a result of your:

                  i.    death;

                  ii. Retirement (as defined in Paragraph 3(b) hereof);

                  iii. Disability (as defined in Paragraph 3(c) hereof);

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                  iv.   termination by RTC for Cause (as defined in
                        Paragraph 3(d) hereof);

                  v. decision to terminate your employment other than (i) for Good Reason (as defined in Paragraph 3(e) hereof) or (ii) during the Window Period (as defined in Paragraph 3(g) hereof); or

                  vi.   Voluntary Termination (as defined in
                        Paragraph 3(f) hereof).

           b. Notice of Termination. Any termination by RTC pursuant to Paragraph 4(a), shall be communicated by delivery of a Notice of Termination. For the purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

      5.   Severance Compensation

           a. If your employment with RTC shall terminate after a Change in Control other than pursuant to Paragraph 4(a)(i), (ii), (iii), (iv) or (vi), or if you shall terminate your employment after a Change in Control for Good Reason, or if you shall terminate your employment during the Window Period without any reason, then RTC shall:

                  i.    continue to provide Health Care,
                        Extraordinary Medical Expense, Employee
                        Medical Reimbursement and Group Life
                        Insurance benefits to you of the same nature and extent as are made available to retirees of RTC pursuant to the RTC benefit plans in existence immediately prior to a Change in Control, except that such benefits shall cease after three years; and

                  ii. pay to you as severance pay, in cash, an amount, or amounts, the aggregate present value of which shall equal three (3) times the aggregate annual salary and bonus paid to you by RTC, or any of its subsidiaries,
                        during the most recent expired calendar
                        year; provided, however, that such amount be
                        reduced by the present value (determined as
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                        provided in Section 280G(d)(4) of the
                        Internal Revenue Code of 1986 as amended
                        (the "Code")) of any other amount of
                        severance relating to salary or bonus
                        continuation to be received by you upon
                        termination of your employment under any severance plan, policy or arrangement of RTC.

           b. Pursuant to your election, any amount, or amounts, which become payable to you pursuant to Paragraph 5(a)(ii) hereof shall be paid to you within five business days of your date of termination.

                  All payments shall be net of any federal, state or local income or employment taxes to which payments of this type are customarily subject.

      6.   Certain Additional Payments by the Company.

           a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by RTC to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

           b. Subject to the provisions of Paragraph 6(c), all determinations required to be made under this Paragraph 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the auditors for RTC for the fiscal year in which the Change of Control occurs (the
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                  "Accounting Firm") who shall provide detailed
                  supporting calculations, together with a written opinion with respect to the accuracy of such calculations, both to RTC and you within 15 business days of the receipt of notice from you that there has been a Payment or such earlier time as is requested by RTC. In the event that the Accounting Firm is serving (or has served within the three years preceding the Change in Control) as accountant or auditor for the individual, entity or group effecting the Change of Control or any affiliate thereof, you may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by RTC. Any Gross-Up Payment, as determined pursuant to this Paragraph 6, shall be paid by RTC to you within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon RTC and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by RTC should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that RTC exhausts its remedies pursuant to Paragraph 6(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by RTC to or for your benefit.

           c.     You shall notify RTC in writing of any claim by
                  the Internal Revenue Service that, if successful, would require the payment by RTC of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise RTC of the nature of such claim and the date on which such claim in requested to be paid.  You shall not pay such claim prior to
                  the expiration of the 30-day period following the
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                  date on which you give such notice to RTC (or such
                  shorter period ending on the date that any payment of taxes with respect to such claim is due). If RTC notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                    (i) give RTC any information reasonably
                        requested by RTC relating to such claim,

                   (ii) take such action in connection with
                        contesting such claim as RTC shall
                        reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by RTC,

                  (iii) cooperate with RTC in good faith in order
                        effectively to contest such claim, and

                   (iv) permit RTC to participate in any proceedings
                        relating to such claim;

                  provided, however, that RTC shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 6(c), RTC shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as RTC shall determine; provided, however, that if RTC directs you to pay such claim and sue for a refund, RTC shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis from any Excise Tax or income tax (including interest or penalties with respect
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                  thereto) imposed with respect to such advance or
                  with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, RTC's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

           d. If, after the receipt by you of an amount advanced by RTC pursuant to Paragraph 6(c), you become entitled to receive any refund with respect to such claim, you shall (subject to RTC's complying with the requirements of Paragraph 6(c)) promptly pay to RTC the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by RTC pursuant to Paragraph 6(c), a determination is made that you shall not be entitled to any refund with respect to such claim and RTC does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      7.   Successor to RTC

           a. RTC will require any successor or assign to all or substantially all of the business and/or assets of RTC, by agreement in form and substance satisfactory to you, to assume and agree to perform this Agreement in the same manner and to the same extent that RTC would be required to perform it if no such succession or assignment had taken place. Any such assumption and agreement must be express, absolute and unconditional. Any failure of RTC to obtain such agreement at least 3 business days prior to the effective date of any such succession or assignment shall be a material breach of this Agreement and shall entitle you to terminate your employment for Good Reason. As used in this Agreement, "RTC" shall mean RTC as
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                  hereinbefore defined and any successor or assign
                  to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

           b. This Agreement shall inure to the benefit of, and be enforceable by, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there is no such designee, to your estate.

      8.   Confidentiality and Non-Competition

           You agree to retain in confidence any and all confidential information known to you concerning RTC and its business so long as such information is not otherwise publicly disclosed. You agree that you will not engage in any activity inimical to the interests of RTC within three years of your termination.

      9.   Legal Fees and Expenses

           RTC shall pay all reasonable legal fees and expenses which you may incur as a result of (a) RTC's contesting the validity or enforceability of this Agreement or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, unless a court deems your action frivolous.

      10.  No Obligation to Mitigate Damages; No Effect on Other
           Contractual Rights

           a. You shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer after your termination, or otherwise.

           b. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights, or rights which would accrue
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                  up to your termination date solely as a result of
                  the passage of time, under any employment agreement or any RTC benefit or incentive plan or arrangement, including, but not limited to, the RTC Management Pension Plan.

      11.  Notice

           For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

           If to RTC:

           Rochester Telephone Corporation
           180 South Clinton Avenue
           Rochester, New York  14646
             Attn: Chairman of the Committee on
             Management

           If to you:

           NAME
           Address
           City, State   Zip

           or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      12.  Miscellaneous

           No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and RTC. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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      13.  Validity

           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      14.  Counterparts

           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to me the enclosed copy of this letter which will then constitute our agreement on this subject.

                             Sincerely,

                             ROCHESTER TELEPHONE CORPORATION


                             By: ------------------------------




Agreed to this      day
of            ,  199  .



         NAME

51ED